Exhibit 99.1

FNB United Corp. Announces Goodwill Write-Off and Temporarily Discontinues Quarterly Common Stock Cash Dividend

ASHEBORO, N.C.--(BUSINESS WIRE)--October 5, 2009--FNB United Corp. (NASDAQ:FNBN), the holding company for CommunityOne Bank, N.A., today reported that it will book a third quarter non-cash charge of $52.4 million to eliminate the remaining goodwill on the balance sheet.

While the write-down of goodwill is a non-cash charge that does not affect the company’s or the bank’s liquidity or operations, the adjustment brings the company’s book value and tangible book value more closely in line with each other and more accurately reflects current market conditions. Also, since goodwill is excluded from regulatory capital, this impairment charge, which is not deductible for tax purposes, does not have an adverse effect on the regulatory capital ratios of the company or the bank, both of which continue to remain “well capitalized” status under the regulatory requirements.

“As a result of further weakening of the economic environment and the deep discount of our stock price from both a net book value and tangible book value standpoint, we took another hard look at the carrying value of goodwill and concluded that it was appropriate to record a non-cash write-off of this asset,” said Michael C. Miller, President and CEO, in a letter to shareholders. “As a result of the significant decline in most banks’ common stock prices, including FNB United’s, and the lack of merger transactions in recent months, measuring the value of goodwill has become more difficult. Therefore, we have taken this action to reflect more accurately current market conditions.”

The Company also announced that its Board of Directors has decided to discontinue the quarterly cash dividend previously paid on shares of its common stock. “Due to the current uncertainty in our markets, the Board believes it prudent to bolster the Company’s capital position by eliminating the regular quarterly cash dividend payment,” said Miller. “Future operating earnings will dictate the return of the cash dividends that our historical financial performance has provided.” On July 24, 2009, the company paid a quarterly cash dividend of $0.025 per common share.

FNB United Corp. is the Asheboro, North Carolina-based bank holding company for CommunityONE Bank, N.A., and the bank’s subsidiary, Dover Mortgage Company. Opened in 1907, CommunityONE (MyYesBank.com) operates 45 offices in 38 communities throughout central, southern and western North Carolina. Through these companies, FNB United offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services.

This news release may contain forward-looking statements regarding future events. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, changes in financial markets, changes in real estate markets, regulatory changes, changes in interest rates, economic conditions being less favorable than anticipated, and loss of deposits and loan demand to other financial institutions. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in FNB United’s filings with the Securities and Exchange Commission. FNB United does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CONTACT:
FNB United Corp.
Mark Severson, CFO, 336-626-8351